Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sprint Nextel Corporation:

We consent to the use of our audit report dated March 7, 2006, except for the effects of discontinued operations, as discussed in Note 25, which is as of September 14, 2006, with respect to the consolidated balance sheets of Sprint Nextel Corporation and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows, shareholders’ equity, and the related financial statement schedule, for the years ended December 31, 2005 and 2004, included in the Company’s Current Report on Form 8-K filed September 18, 2006, incorporated herein by reference, and our report dated March 7, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, included in the Company’s annual report on Form 10-K/A for the year ended December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

/s/ KPMG LLP

McLean, Virginia

November 8, 2006